Kerzner International, Ltd.
Transaction Schedule
From 2-21-06 To 4-21-06

                                                                  Exec.
      Date          Account ID     Activity       Quantity        Price
    --------       ------------   ----------     ----------     ---------

03/07/2006            bcm             sl                 1,500     68.1287
03/07/2006            bcm             by                 1,300     68.1689
03/07/2006            bcm             by                   500     68.2500
03/07/2006            bcm             sl                   300     68.1358
03/07/2006            bcm             sl                 4,000     68.1358
03/07/2006            bamco           by                 4,500     68.1689
*All transactions were executed on NYSE.